EXHIBIT 99


For more information contact:                    Charles R. Ofner
                                                   (281) 496-5000


           R&B FALCON CORPORATION ANNOUNCES PRICING OF
              $300 MILLION PREFERRED STOCK OFFERING

      April 15, 1999, Houston, Texas .. R&B Falcon Corporation (NYSE:FLC) announced today that it proposes to make a private placement of $300 million of new Senior Cumulative Redeemable Preferred Stock. These securities will carry a dividend of 13 7/8% per annum and will be subject to mandatory redemption by the company on May 1, 2009. For the first five years, the company will have the option to pay dividends in kind with additional shares of preferred stock. Purchasers of the new preferred stock will also receive warrants to acquire, in the aggregate, 10,500,000 shares of the company's common stock at a price of $9.50 per share prior to May 1, 2009. This transaction is expected to close April 22, 1999.

     The proposed new securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

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